UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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The Aaron’s Company, Inc.
(Name of Registrant as Specified in Its Charter)

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Attached is a press release distributed August 17, 2021 by The Aaron’s Company, Inc. (the “Company”) regarding the Company’s 2021 Annual Meeting of Shareholders being held on August 25, 2021.

Aaron’s to Webcast 2021 Annual Meeting of Shareholders

ATLANTA, August 17, 2021 - The Aaron’s Company, Inc. (NYSE: AAN), a leading technology-enabled omnichannel provider of lease-to-own and purchase solutions, will webcast its 2021 Annual Meeting of Shareholders at 9:00 a.m., local time, on Wednesday, August 25, 2021, from Atlanta, Georgia, as described in its proxy statement, dated July 14, 2021, furnished to Aaron’s shareholders.

Investors and other interested parties may access the webcast on the Investor Relations page of Aaron’s website at investor.aarons.com. The webcast will allow parties to listen to the 2021 Annual Meeting of Shareholders but will not provide the opportunity to participate.

About Aaron’s

Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions. Aaron’s engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, appliances, and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com or Aarons.com.

Media and Investor Contact:
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
Mike.dickerson@aarons.com
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